Bullion Monarch Mining Announces Results of Stock Buyback Program For FY 2009

Bullion Monarch Mining. (OTC Bulletin Board: BULM), a fully reporting precious metals and oil shale exploration and development company, today announced that it has successfully repurchased 1,718,300 shares of its own stock over the previous fiscal year ended April 30, 2009. As of May 31, 2009, the Company has 38,861,710 shares outstanding.

R. Don Morris, Chairman and CEO, said, "We believe the current share price does not accurately reflect Bullion’s current strength and long-term growth prospects, and therefore, represents an excellent investment opportunity for the Company. Furthermore, we are pleased to be able to strengthen the relative value of our shareholder equity at a time when many other companies are diluting their shareholders’ position by issuing treasury shares to raise capital "

The share repurchase was funded using Bullion’s positive cash flow from ongoing royalty payments from propeties being mined by Newmont Mining Company and Nevada Rae Gold.

The share repurchases may continue through the end of 2009, as previously approved by Bullion’s board of directors, through open market purchases at prevailing market prices, or through privately negotiated transactions as permitted by securities laws and other legal requirements.

The program allows the Company to repurchase its shares at its discretion up to $1,000,000. Market conditions, price, corporate and regulatory requirements, alternative investment opportunities, and other economic conditions will influence the timing of the buyback and the number of shares repurchased. The program does not obligate the Company to repurchase any specific number of shares and, subject to compliance with applicable securities laws and other legal requirements, may be suspended or terminated at any time without prior notice.

About Bullion Monarch Mining Inc. (OTC Bulleting Board: BULM) or www.bullionmm.com